EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aarohi Communications, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-105650 on Form S-3, Registration Statement No. 333-122758 on Form S-4, and Registration Statements Nos. 333-108974, 333-98773, 333-83298, 333-121175, 333-43316, 333-127041, and 333-127042 on Form S-8 of McDATA Corporation and subsidiaries of our report dated March 5, 2004, relating to the consolidated balance sheet of Aarohi Communications, Inc. and subsidiary (the Company), a development stage enterprise, as of December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for the year ended December 31, 2003 and for the period from September 20, 2000 (inception) to December 31, 2003, which report appears in the January 31, 2006, annual report on Form 10-K of McDATA Corporation and subsidiaries.

Our report dated March 5, 2004 contains an explanatory paragraph stating that the Company has suffered recurring losses from operations and is subject to the risks associated with companies in the development stage that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mountain View, California

April 24, 2006